Exhibit 99.2

THE HOUSTON EXPLORATION COMPANY

News Release
Houston Exploration Announces Tender Offer and Consent Solicitation
for $175 Million of 7% Senior Subordinated Notes due 2013
Houston, Texas — May 2, 2007 — The Houston Exploration Company (“Houston Exploration”) today announced that it is commencing a cash tender offer (the “Offer”) for all of its outstanding $175,000,000 aggregate principal amount of 7% Senior Subordinated Notes due 2013 (the “Notes”) on the terms and subject to the conditions set forth in Houston Exploration’s Offer to Purchase and Consent Solicitation Statement dated May 2, 2007 (the “Offer to Purchase”).
Houston Exploration is also soliciting consents for proposed amendments to the indenture under which the Notes were issued that would eliminate most of the restrictive covenants and events of default contained in the indenture. The proposed amendments will be set forth in a first supplemental indenture and are described in more detail in the Offer to Purchase. The first supplemental indenture will not be executed unless and until Houston Exploration has received consents from holders of a majority of the outstanding principal amount of the Notes, and the amendments will not become operative unless and until Houston Exploration has accepted the Notes for purchase pursuant to the Offer to Purchase.
Consummation of the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Offer to Purchase, including the satisfaction or waiver of all conditions to completion of Houston Exploration’s pending merger with Forest Oil Corporation (“Forest”) and execution of the first supplemental indenture.
The Offer will expire at 5:00 p.m. Eastern time on June 5, 2007, unless extended (such date and time, as they may be extended, the “Expiration Time”) or terminated by Houston Exploration. The consent solicitation will expire at 5:00 p.m. Eastern time on May 21, 2007, unless extended (such date and time, as they may be extended, the “Consent Deadline”).
The consideration to be paid by Houston Exploration for each $1,000 principal amount of Notes tendered prior to the Expiration Time and accepted for payment pursuant to the Offer is $1,010.00, plus accrued and unpaid interest up to, but not including, the date of payment for such Notes. In addition, a consent payment in the amount of $2.50 per $1,000 principal amount of Notes will be paid to those holders who consent to the proposed amendments prior to the Consent Deadline. Holders who consent to the proposed amendments will be required to tender their Notes. As a result, the total consideration to be paid by Houston Exploration to those holders who deliver valid consents will be $1,012.50 per $1,000 principal amount of Notes, plus accrued and unpaid interest. Such payment will be made promptly following both the Expiration Time and the satisfaction or waiver of the conditions to closing of the Offer.
Notes tendered and related consents may be withdrawn prior to the execution of the first supplemental indenture providing for the proposed amendments but not afterwards, except in limited circumstances where withdrawal rights are required by law.
J.P. Morgan Securities Inc. is acting as the dealer manager, and Georgeson Inc. is the information agent for the Offer. Requests for documentation should be directed to Georgeson Inc. at (800) 279-7074 (toll free). Questions regarding the tender offer and consent solicitation should be directed to J.P. Morgan at (212) 270-3994 (collect).
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any Notes. The Offer is being made solely pursuant to the Offer to Purchase, which sets forth the complete terms and conditions of the tender offer and consent solicitation.
About The Houston Exploration Company
The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Arkoma Basin, East Texas, and the Rocky Mountains. For more information, visit the company’s Web site at www.houstonexploration.com.
Additional Information and Where to Find It
Houston Exploration and Forest have filed a definitive joint proxy statement/prospectus dated May 1, 2007, and other materials relating to their pending merger with the Securities and Exchange Commission (the “SEC”). The definitive joint proxy statement/prospectus will be mailed to stockholders of Houston Exploration and Forest. Investors and security holders are urged to read the definitive joint proxy statement/prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information about Houston Exploration, Forest and the proposed transaction.

Investors and security holders may obtain these documents free of charge at the SEC’s Web site at www.sec.gov. In addition, the documents filed with the SEC by Houston Exploration may be obtained free of charge from the Houston Exploration Web site at www.houstonexploration.com. The documents filed with the SEC by Forest may be obtained free of charge from Forest’s Web site at www.forestoil.com. In addition, a free copy of the definitive joint proxy statement/prospectus may be obtained from Houston Exploration at 1100 Louisiana Street, Suite 2000, Houston, Texas 77002.
Investors and security holders are urged to read the definitive joint proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.
Houston Exploration, Forest and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants and their direct and indirect interests in the solicitation is set forth in the joint proxy statement/prospectus.
Forward-looking Statements
This news release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this news release are forward-looking statements and reflect Houston Exploration’s current expectations and are based on current available information and numerous assumptions. Although Houston Exploration believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Factors that could cause actual results to vary materially from those targeted, expected or implied are more fully discussed in the company’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and in the joint proxy statement/prospectus dated May 1, 2007, with respect to its pending merger with Forest. Houston Exploration assumes no responsibility to update any of the information referenced in this news release.
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Contact:	The Houston Exploration Company
Melissa R. Aurelio
713-830-6887
maurelio@houstonexp.com